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                                                                    EXHIBIT 99.1

              BLUE RIVER BANCSHARES, INC. ANNOUNCES SALE OF CHARTER

     Shelbyville, Indiana, September 19, 2006 -- Blue River Bancshares, Inc. (NASDAQ: BRBI), headquartered in Shelbyville, Indiana announced today that it has entered into a definitive agreement to sell the charter of its subsidiary savings bank, Paramount Bank, to FirstAtlantic Financial Holdings, Inc. The sale of the charter does not include the transfer of any operations, facilities or personnel of Paramount Bank which will continue to be owned by Blue River and serve the Lexington, Kentucky market.

     Under the terms of an Agreement and Plan of Reorganization with FirstAtlantic Financial Holdings, Blue River will transfer the capital stock, and thereby, the charter, of Paramount Bank to FirstAtlantic Financial Holdings in consideration of a cash payment in an amount equal to $1,675,000 and will transfer Paramount Bank's operating assets to another of Blue River's subsidiaries, Shelby County Bank, in an intercompany transaction. In keeping with its philosophy of operating a holding company of community based financial institutions, each operating independently, with a decentralized governance structure, Blue River intends to operate Paramount Bank as a division under its current name. There will be no transfer of any personnel, facilities, name or operations to FirstAtlantic Financial Holdings.

     Blue River expects the transaction to result in a one-time increase to pre-tax net income of $1,675,000, less direct expenses of the transaction which are estimated to be $150,000.

     Russell Breeden III, Chairman, CEO and President of Blue River commented, "This is a very unusual business opportunity for us that will not change the people, products or facilities serving the clients in either of our markets, but is expected to have a significant positive impact on shareholders equity and income"

     Blue River Bancshares is the holding company for Shelby County Bank, a federal savings bank with assets of approximately $132 million operating banking offices in Shelby County, Indiana and the surrounding communities, and Paramount Bank, a federal savings bank with assets of approximately $81 million operating in Lexington, Kentucky.

     These transactions are expected to close in the first quarter of 2007.

     Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties, which may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are: (1) failure to obtain necessary financing for the transactions by FirstAtlantic, (2) failure to obtain necessary regulatory approval of the transactions, (3) necessary conditions in the

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agreement not being satisfied, and (4) the occurrence or existence of any facts or circumstances which would allow any party to the agreement to terminate the agreement. Blue River's actual results, performance and achievements may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in reports filed with the Securities and Exchange Commission and other regulatory authorities.

FOR MORE INFORMATION CONTACT:

     Russell Breeden, III
     Chairman and CEO
     Blue River Bancshares, Inc.
     (317) 681-1233